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                                                                    EXHIBIT 99.4

                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                  PERFORMANCE ASSET MANAGEMENT FUND IV, LTD.,
                        A CALIFORNIA LIMITED PARTNERSHIP

     THIS AGREEMENT OF LIMITED PARTNERSHIP ("Agreement") is made and entered into this 21st day of October, 1992, by and among Performance Development, Inc., a California corporation ("General Partner"), and the persons accepted by the General Partner as Limited Partners and who shall sign and submit to the General Partner a signature page to this Agreement upon their subscriptions for Units.

1. FORMATION AND BUSINESS OF THE PARTNERSHIP.

     1.1 PARTNERSHIP FORMATION. The parties hereby enter into a limited partnership formed pursuant to the provisions of the Revised Limited Partnership Act of the State of California ("Act"); and the rights and liabilities of the Partners shall be as provided in the Act and as herein expressly provided. Upon the request of the General Partner, the Partners shall execute promptly all certificates and other documents necessary for the General Partner to accomplish all filings, recordings, publishing and other acts required for the operation of the Partnership pursuant to the provisions of the laws of California.

     1.2 PARTNERSHIP BUSINESS. The purpose and activity of the Partnership shall be to acquire assets from federal and state banking and savings and loan agencies, the Federal Deposit Insurance Corporation ("FDIC"), the Resolution Trust Corporation ("RTC") and various other sources in order to derive income from managing, servicing, operating or selling those assets or collecting monies due and payable from those assets.

     1.3 CERTIFICATE OF LIMITED PARTNERSHIP. The General Partner shall cause a Certificate of Limited Partnership to be filed in the office of the Secretary of State of California and a certified copy thereof, or a legally acceptable substitute therefor, to be filed in each California county in which the Partnership owns or contemplates owning real property or any interest in real property.

     1.4 FICTITIOUS BUSINESS NAME STATEMENT. The General Partner shall execute and cause to be filed and published a Fictitious Business Name Statement in accordance with applicable California law.

     1.5 FURTHER ASSURANCES. The parties hereto will execute such other certificates and documents, and the General Partner will file, record and publish such other certificates and documents, as may be necessary or appropriate to comply with the requirements of applicable laws governing the formation and operation of a limited partnership (or a partnership in which special partners have limited liability) in all jurisdictions in which the Partnership desires to conduct business.

     1.6 NATURE OF PARTNERS' INTERESTS. The interests of the Partners in the Partnership shall be personal property for all purposes. All property owned by the Partnership, whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, as an individual, shall have an ownership interest in such property.

     1.7 TITLE TO PROPERTY. Title to property and any other assets acquired by the Partnership and any other property acquired to effect the purposes of the Partnership shall be held solely in the name of the Partnership. The General Partner shall execute, file and record such documents as may be necessary or appropriate to specify the Partnership's ownership of such property and assets in such public offices in such states as may be required. The Partners agree Partnership property is not and will not be suitable for partition. Accordingly, each of the Partners hereby irrevocably waives any and all rights that Partner may have to maintain an action for partition of any Partnership property.

2. NAMES AND ADDRESSES OF PARTNERS.

     2.1 PARTNERSHIP. The business of the Partnership shall be conducted using the name of "Performance Asset Management Fund IV, Ltd., A California Limited Partnership," at the following address: 695 Town Center Drive, Suite 1550, Costa Mesa, California 92626, or using such other name or such other address as

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the General Partner shall hereafter designate in writing to the Limited Partners and by amendment to this Agreement and the Certificate of Limited Partnership of the Partnership.

     2.2 GENERAL PARTNER. The name, address and telephone number of the General Partner are:

                         Performance Development, Inc.,
                            a California corporation
                             695 Town Center Drive
                                   Suite 1550
                          Costa Mesa, California 92626
                                 (714) 979-4100

     2.3 LIMITED PARTNERS. The names and addresses of the Limited Partners shall be as set forth in Exhibit 'A' attached hereto and as amended from time to time.

     2.4 AGENT FOR SERVICE OF PROCESS. In accordance with the requirements of
Section 15614(b) of the California Corporations Code, the name and address of the Partnership's agent for service of process are:

                              Vincent E. Galewick
                             695 Town Center Drive
                                   Suite 1550
                          Costa Mesa, California 92626

3. DEFINITIONS.

     3.1 "AFFILIATE" shall mean:

          (i) any person directly or indirectly controlling, controlled by or under common control with another person;

          (ii) a person owning or controlling 10% or more of the outstanding voting securities of such other person;

          (iii) any officer, director or partner of such other person; and

          (iv) any person who is an officer, director, general partner, trustee, or holder of 10% or more of the voting securities or beneficial interests of any of the foregoing. (The word "person" is defined in Section 15.7 of this Agreement).

     3.2 "AGREEMENT" shall mean this Agreement of Limited Partnership, as amended from time to time.

     3.3 "ASSIGNEE" shall mean a person who has acquired a beneficial interest in one or more Units from a Partner but who is not a Substituted Limited Partner.

     3.4 "CAPITAL CONTRIBUTION(S)" shall mean the cash contributed by a Limited Partner to the Partnership in exchange for such Limited Partner's Unit(s).

     3.5 "CASH AVAILABLE FOR DISTRIBUTION" shall mean the cash receipts from the operations of the Partnership, after deducting cash funds used to pay all expenses, debt payments, capital improvements and replacements and less the amounts set aside for acquisition of additional assets or creation of reserves. The actual distribution of cash shall be in the sole discretion of the Managing General Partner.

     3.6 "CLOSING DATE" shall mean the date after which the General Partner will not accept any further subscriptions, which shall be April 29, 1995.

     3.7 "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     3.8 "GENERAL PARTNER" shall mean Performance Development, Inc., a California corporation, or any other person succeeding in that capacity.

     3.9 "GROSS INCOME" shall mean the gross income of the Partnership as determined using the accrual method of accounting as permitted by the Code.

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     3.10  "GROSS PROCEEDS" shall mean the aggregate total of the Capital
Contributions of all of the Limited Partners.

     3.11 "GROSS REVENUE" shall mean all revenues from the Partnership's collection or sale of assets obtained from federal and state banking and savings and loan agencies, the FDIC, RTC or various other sources. The term "Gross Revenues" shall not include revenues from the sale, refinancing or other disposition of Partnership administrative assets, such as office equipment and furniture, or from earnings on savings or invested funds.

     3.12 "LIMITED PARTNERS" shall mean the persons who have been admitted to the Partnership as limited partners in accordance with the provisions of this Agreement. Reference to a "Limited Partner" shall mean any one of them.

     3.13 "MAJORITY VOTE" shall mean that vote of the Limited Partners provided for in Paragraph 9.3.3 of this Agreement.

     3.14  "NASD" shall mean the National Association of Securities Dealers,
Inc.

     3.15 "NET INCOME" or "NET LOSS" shall mean the net income or net loss of the Partnership for federal income tax purposes, as determined on the accrual method of accounting as permitted by the Code.

     3.16 "NET PROCEEDS" shall mean the total of Gross Proceeds less expenses incurred and to be paid by the Partnership in organizing the Partnership and in offering and selling the Units.

     3.17 "OPERATING EXPENSES" shall mean all expenses of operating the Partnership not deemed to be "Organizational Expenses" or "Sales Commissions" as those terms are defined herein.

     3.18 "ORGANIZATIONAL EXPENSES" shall mean all expenses incurred by the General Partner or the Partnership in organizing the Partnership and in the qualifying and marketing of the Units which shall include all expenses incurred prior to the commencement of the Partnership's offering of the Units, as well as those subsequently incurred in complying with continuing conditions of qualifying the Partnership and that offering pursuant to applicable federal and state laws, including, but not limited to, the costs of printing, amending, supplementing and distributing the Prospectus (defined hereinafter) and any other sales material; and the legal and accounting costs incurred in connection therewith.

     3.19 "ORGANIZATIONAL MANAGEMENT FEE" shall mean the fee paid to the General Partner for its services to the Partnership for the organization of the Partnership, out of which the General Partner shall pay the Organizational Expenses as specified in Paragraph 8.2.8 of this Agreement.

     3.20 "PARTNERS" shall mean the General Partner and the Limited Partners, and reference to a Partner shall mean any one of the Partners.

     3.21 "PARTNERSHIP" shall mean Performance Asset Management Fund IV, Ltd., A California Limited Partnership.

     3.22 "PARTNERSHIP MANAGEMENT FEE" shall mean the fee authorized by Subparagraph 8.2.3.1 of this Agreement.

     3.23 "PLACEMENT MANAGER" shall mean Income Network Company, a California corporation, and an NASD Broker/Dealer which is an Affiliate of the General Partner and selected by the General Partner to sell the Units.

     3.24 "PROSPECTUS" shall mean the Prospectus dated June 6, 1994, of which this Agreement is Exhibit "B."

     3.25 "SALES COMMISSIONS" shall mean those amounts paid to NASD Broker/Dealers selected by the General Partner as compensation or reimbursement for their services and expenses in marketing the Units.

     3.26 "SUBSTITUTED LIMITED PARTNER"shall mean a transferee of Units who has succeeded to all the rights of a Limited Partner inherent in the ownership of Units.

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     3.27  "SYNDICATION FEE" shall mean the fee paid to the General Partner equal to 3% of the Gross Proceeds.

     3.28 "TOTAL OUTSTANDING UNITS" shall mean all Units issued and outstanding at a specified date.

     3.29 "UNIT" shall mean an interest in the Partnership representing a capital contribution of $2,500 in cash and shall entitle the holder thereof to an interest in the income, gains, losses, deductions, credits and distributions of the Partnership.

4. TERM.

     The business of the Partnership shall commence on the date the minimum number of subscriptions for Units is accepted by the General Partner or the date a separate Certificate of Limited Partnership pursuant to the Act and shall continue until December 31, 2005, unless sooner terminated in accordance with the provisions of this Agreement. The filing or recordation date of this Agreement or the Certificate of Limited Partnership shall not control the date of commencement of the business of the Partnership.

5. CAPITAL CONTRIBUTIONS.

     5.1 GENERAL PARTNER. The General Partner shall make no contributions to the capital of the Partnership.

     5.2 INTRASTATE OFFERING. The Partnership intends to make an offering to only residents of the State of California of limited partnership interests so that the capital of the Partnership contributed by the Limited Partners shall consist of 12,000 Units, each unit paid for by a cash contribution of $2,500, and to admit, as Limited Partners, the persons whose subscriptions for such Units are accepted by the General Partner. Each such person shall become a Limited Partner when (i) such person has signed, personally or by attorney-in-fact, a copy of the Subscription Agreement (and the appendices thereto) and a copy of this Agreement attached to the Prospectus; (ii) the General Partner has accepted such subscription; and (iii) this Agreement and the Certificate of Limited Partnership are amended, as required by law, to specify such person has become a Limited Partner.

     5.3 LIMITED PARTNERS. The Limited Partners shall contribute to the capital of the Partnership in the amount of $2,500 by, cash, check or money order for each Unit purchased, with a minimum purchase of 4 Units. Payments made by investors shall be deposited in an interest bearing escrow account at City National Bank. In the event the minimum offering of 480 Units ($1,200,000) has not been sold by April 30, 1994, the Offering shall terminate and the investors' funds and escrow interest earned thereon, will be returned to investors within 10 days of the termination of the Offering. In the event the minimum offering of 480 Units has been sold by April 30, 1994, escrow interest (net of certain fees and expenses of the escrow agent) earned on subscriptions accepted by the General Partner shall be distributed to all investors within 60 days of the Closing, pro rata based upon the length of time that the investors' funds have been held in the escrow account. Subscriptions are absolutely irrevocable and may not be terminated or withdrawn by investors for any reason. Limited Partners shall be admitted to the Partnership pursuant to the provisions of Section 9.1 of this Agreement. The General Partner shall have the right, in its sole discretion, to waive the minimum purchase requirement.

     5.4 INDEMNITY. Each Limited Partner agrees to indemnify, defend and hold the Partnership and the other Partners harmless from any and all liability, expense or damage occurring because of such Limited Partner's failure to contribute when due and payable any Capital Contribution such Limited Partner is required or elects to make pursuant to this Article 5.

     5.5 SUBSCRIPTION AGREEMENT. Each person who acquires Units shall execute and deliver to the General Partner, or its representative, the Subscription Agreement attached to the Prospectus marked Exhibit "C," pursuant to which such person agrees to purchase the number of Units indicated therein and to pay for such Units in the manner indicated above. The Subscription Agreement contains the written acceptance and adoption by such person of the provisions of this Agreement, and includes the execution and delivery to the General Partner of a special power of attorney, the form, style and content of which are more completely

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described therein. The acceptance or rejection of the Subscription Agreement submitted by any person shall be within the absolute discretion of the General Partner, and no subscription shall be deemed accepted until the General Partner executes the Subscription Agreement.

     5.6 ACCEPTANCE BY GENERAL PARTNER. The General Partner shall accept or reject the Subscription Agreements tendered by prospective Limited Partners that are made in accordance with the provisions of Section 5.5 of this Agreement within 30 days of receipt of each Subscription Agreement; and if rejected, all subscription funds shall be returned to the subscriber immediately.

     5.7 LIABILITY FOR CAPITAL CONTRIBUTIONS. Each Limited Partner is personally liable to the Partnership for payment of that Partner's entire agreed upon Capital Contribution in accordance with the terms of this Agreement.

     5.8 SALE OF UNITS. The General Partner shall qualify the Units with the State of California, Commissioner of Corporations and enter into such underwriting or agency arrangements for the sale thereof pursuant to such terms and conditions as the General Partner may deem advisable.

     5.9 WITHDRAWAL OR RETURN OF CAPITAL. No Partner shall have the right to demand the withdrawal, reduction or return of that Partner's Capital Contribution without the consent of all of the Partners, or upon the dissolution and termination of the Partnership; nor shall any Partner have the right to demand and receive property other than cash in return for that Partner's Capital Contribution. Notwithstanding the foregoing, no part of the Capital Contribution of any Partner shall be withdrawn unless all liabilities of the Partnership (except liabilities to the Limited Partners on account of their Capital Contributions) have been paid or unless the Partnership has assets sufficient to pay the these liabilities as those liabilities become due and payable. A Limited Partner shall look only to the assets of the Partnership and, if Partnership property remaining after the payment or discharge of the liabilities of the Partnership is insufficient to return that Limited Partner's Capital Contribution, that Limited Partner shall have no recourse against the General Partner or any other Limited Partners for such return.

     5.10 INTEREST. The Limited Partners shall receive interest on their Capital Contributions in amounts which are equal to an annual rate of 6% an the amounts of those Capital Contributions which have not been returned to the Limited Partners.

     5.11 OPERATION OF PARTNERSHIP PROPERTY. The Partnership shall acquire, manage, finance, operate, refinance and sell any property on terms and conditions deemed suitable by the General Partner, in its sole judgment.

     5.12 ASSESSMENTS. No Limited Partner shall be subject to any assessment nor shall a Limited Partner be required to make any contribution to the capital of the Partnership other than that specified in the Subscription Agreement.

6. ALLOCATION OF INCOME, LOSS AND DISTRIBUTIONS.

     6.1 PAYMENT OF OBLIGATIONS. The General Partner shall pay to creditors on or prior to the end of each year all Partnership obligations which are due and payable at that time and shall create cash reserves only for liquidated obligations not then due and payable, and then only to the extent the General Partner believes such obligations cannot be paid from future projected Partnership receipts.

     6.2 CASH AVAILABLE FOR DISTRIBUTION. Until such time as the Limited Partners have received a cash return equal to their Capital Contributions plus and amount equal to 6% of their Capital Contributions which shall accumulate until recovery, the General Partner shall distribute Cash Available For Distribution to the Partners no less frequently than quarterly, in the following order of priority:

          (a) To the Limited Partners in an amount equal to 90% of the Cash Available For Distribution.

          (b) To the General Partner in an amount equal to 10% of the Cash Available For Distribution.

     The 6% return shall be calculated on the balance in the Limited Partners' capital accounts with the Partnership on the dates of distributions.

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     After the Limited Partners have received a cash return equal to their
Capital Contributions plus and amount equal to 6% of their Capital Contributions for each year their Capital Contributions remain unreturned and which shall accumulate until recovery, the Limited Partners shall receive 70% of Cash Available For Distribution and the General Partner shall receive 30% of Cash Available For Distribution.

     Distributions pursuant to this Section 6.2 constitute a return of capital, not a return on capital, and depend entirely upon the success of the Partnership and are not intended to create a guaranteed payment for the capital contributed to the Partnership.

     6.3 DISTRIBUTION, REFINANCING OR TERMINATION. Upon the sale of all or substantially all of the Partnership assets or when the Partnership is terminated and wound up, the Partnership assets shall be distributed in the following order of priority:

          (a) All liabilities of the Partnership shall be paid or adequately provided for.

          (b) The General Partner may create a reserve to provide for contingent or unforeseen liabilities. When the reason for the creation of that reserve has been eliminated, the balance of that reserve shall be distributed in the priority described in (c) and (d) below.

          (c) Any Cash Available For Distribution in the year or years of sale, termination and winding up, and any funds held for the Limited Partners' benefit not needed for (a) or (b) above shall be distributed in the priority described in Section 6.2 of this Agreement.

          (d) All assets remaining following the above distributions shall be distributed to the Partners in the percentages of the Partners interests in the capital of the Partnership.

     If, for any reason, the General Partner deems it to be in the best interests of the Partnership to delay for a reasonable period of time the distribution of any amounts otherwise distributable pursuant to the provision of this Agreement, the General Partner may do so.

     6.4 LIMITATIONS ON DISTRIBUTIONS. Distributions, also, may be restricted or suspended for limited periods in circumstances when the General Partner determines, in its absolute discretion, that such action is in the best interests of the Partnership. The General Partner intends to make distributions of substantially all of the Cash Available For Distribution as funds are available; however, no assurances are hereby made that such distributions will occur. All distributions will be subject to the payment of the Partnership expenses and liabilities and to the maintenance of reasonable reserves.

     The General Partner, from time to time, may elect to make partial returns of Capital Contributions to Limited Partners provided that:

          (i) all liabilities of the Partnership to persons other than Partners have been paid, or, in the good faith determination of the General Partner, there remains property of the Partnership sufficient to pay those liabilities;

          (ii) the General Partner causes this Agreement and the Certificate of Limited Partnership to be amended to specify such a reduction in the Capital Contributions; and

          (iii) all such returns of the Capital Contributions are made in such a manner as to return to the Partners their proportionate interests in the Partnership.

     For purposes of the foregoing provisions, the condition of subpart (iii) of this Section 6.4 shall have been satisfied if the distributions are made to the Limited Partners based upon the interests of the Limited Partners in the capital of in the Partnership. Each Limited Partner, by becoming a Limited Partner, consents to any such distributions theretofore or thereafter made in accordance with such provisions, and further consents to variations among the Limited Partners in the amount of any such distribution made in cash or in kind. Any property distributed in kind will be valued on the basis of an independent appraisal and treated as though such property were sold and the cash proceeds distributed.

     6.5 ALLOCATION OF INCOME AND LOSS. Income, deductions, gains, and losses shall be allocated, during the term of the Partnership, 10% to the General Partner and 90% to the Limited Partners until the Limited

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Partners have been returned 100% of their Capital Contributions plus an amount equal to 6% of their Capital Contributions for each year their Capital Contributions remain unreturned and which shall accumulate until recovery. The 6% return shall be calculated on the balances in the Limited Partners' capital accounts with the Partnership on the dates of distributions. Thereafter, to the extent allowed by the provisions of Section 704 of the Internal Revenue Code of 1986, as amended (substantial economic effect test), such allocations shall be made 30% to the General Partner and 70% to the Limited Partners, subject to the provisions of Section 6.2 of this Agreement.

     6.6 LOANS BY PARTNERS. Should any Partner make a loan to the Partnership, such Partner may not receive interest and other financing charges or fees in excess of the amounts which would be charged by unrelated lending institutions on comparable loans for the same purpose in the same locality of the Partnership. No prepayment charge or penalty shall be required by any such Partner.

     6.7 CONSENT BY PARTNERS. The methods hereinabove set forth by which income, gains, losses, deductions, credits and distributions are allocated and apportioned are hereby expressly consented to by each Partner as a specific condition to becoming a Partner.

     6.8 ACCOUNTING. Each item of income, gain, loss, deduction or credit of the Partnership shall be determined in accordance with the accrual basis of accounting, consistently applied, pursuant to the provisions of the Code.

7. PARTNERSHIP EXPENSES.

     7.1 ADVANCES BY THE GENERAL PARTNER. The General Partner may advance any monies to the Partnership required for the business of the Partnership, but the General Partner has no obligation to do so. Such advances shall be deemed a loan by the General Partner to the Partnership and shall not be deemed a Capital Contribution. Such loans shall bear interest as provided in Section 6.6 of this Agreement.

     7.2 REIMBURSEMENT OF THE GENERAL PARTNER. The Partnership shall reimburse the General Partner and its Affiliates for any Operating Expenses which were advanced or otherwise incurred by the General Partner or its Affiliates on behalf of the Partnership which are necessary to the prudent operation of the Partnership. The reimbursement of those Operating Expenses shall comply with the provisions of Rule 260.140.114.5(a) of the Rules of the Department of Corporations of the State of California.

     7.3 EXPENSES. Operating Expenses may include, but shall not be limited to, legal, audit, accounting, and printing costs or fees; expenses for revising, amending, converting, modifying or terminating this Agreement; expenses connected with the payment of distributions in cash or other property made by the Partnership; expenses connected with communications to the Partners or other persons with interests in the Partnership, and bookkeeping and clerical work necessary in maintaining relations with such persons, including costs of printing and mailing notices and reports to such persons, the preparation of proxy and similar statements and the solicitation of proxies and written consents and the costs in connection therewith; costs incurred in connection with any litigation in which the Partnership is involved as well as any examination, investigation or other proceedings conducted by any regulatory agency of the Partnership, including legal and accounting fees incurred in connection therewith; costs of any accounting, statistical or bookkeeping equipment necessary or appropriate for the maintenance of the books and records of the Partnership; supervision and expenses of professionals employed by the Partnership in connection with any of the foregoing, including attorneys, accountants and appraisers. Except as provided in Section 7.2 of this Agreement, all expenses of the Partnership shall be billed directly to and paid by the Partnership.

     7.4 SYNDICATION FEE. The Partnership will pay the Syndication Fee to the General Partner which is equal to 3% of the Gross Proceeds. The Syndication Fee will be paid from the Gross Proceeds.

8. GENERAL PARTNER.

     8.1 GENERAL PARTNER MAY PURCHASE UNITS. The General Partner and its Affiliates shall have the right, but not the obligation, to contribute to the capital of the Partnership as a Limited Partner, paying the complete

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price for Units on the same terms as any other Limited Partner. With respect to
Units held as a Limited Partner, the General Partner shall be treated as a Limited Partner with regard to those Units.

     8.2  COMPENSATION OF THE GENERAL PARTNER.

        8.2.1 GENERAL LIMITATIONS ON COMPENSATION. The General Partner shall receive compensation from the Partnership only as specified by the provisions of this Agreement.

        8.2.2 ORGANIZATION AND OFFERING STAGE. The Partnership shall reimburse the General Partner for Organizational Expenses in an amount not to exceed 15% of Gross Proceeds. Of that 15%, 10% shall be for reimbursement of selling and wholesaling expenses and commissions and 2% shall be for legal, accounting, printing, and other syndication expenses. To the extent amounts equal to those percentages are not expended for those purposes, such amounts shall be added to working capital of the Partnership. The Partnership will pay to the General Partner the Syndication Fee which is equal to 3% of the Gross Proceeds.

        8.2.3  OPERATING STAGE

           8.2.3.1 PARTNERSHIP MANAGEMENT FEE. The General Partner shall be entitled to an annual and on-going Partnership management fee of an amount equal to 2 1/2% of the net asset value of the assets of the Partnership during the operating stage of the Partnership, which fee shall be paid monthly. The net asset value of the Partnership's assets shall be the total of the(i) lower of the market value, determined by the General Partner each year, or the cost to the Partnership of non-performing assets and (ii) principal balances of performing assets.

           8.2.3.2 DISTRIBUTIONS. The General Partner shall be entitled to an interest in the Partnership which consists of income, gains, losses, deductions, credits and distributions pursuant to the provisions of Sections 6.2, 6.3, and
6.5 of this Agreement, payable upon distribution.

           8.2.3.3 REBATES, KICKBACKS, AND RECIPROCAL ARRANGEMENTS. No rebates, kickbacks or give-ups may be received by the General Partner nor may the General Partner participate in any reciprocal business arrangements which would circumvent any provision of this Agreement, or violate the provisions of Rule
260.140.114.7 of the Rules of the Commissioner of Corporations of the State of California.

        8.2.4  EXPULSION, RESIGNATION OR WITHDRAWAL OF THE GENERAL
PARTNER. Should the General Partner be expelled, resign or withdraw from the Partnership pursuant to the provisions of Paragraph 9.3.2 or Section 8.6 of this Agreement, any interest which the General Partner shall then have in the capital, income, gains, losses, deductions, credits and distributions of the Partnership shall be converted to an interest of a Limited Partner and thereafter the General Partner shall retain that interest as a Limited Partner and shall be treated, in all respects, as a Limited Partner. Should the General Partner be expelled, resign or withdraw from the Partnership, the General Partner shall be entitled to interest on any loans made to the Partnership pursuant to the provisions of this Agreement.

     8.3 RIGHTS, AUTHORITY, POWERS, RESPONSIBILITIES AND DUTIES OF THE GENERAL PARTNER

        8.3.1 GENERAL POWERS OF GENERAL PARTNER. The General Partner shall have all authority, right and power conferred by law and required or appropriate for the management of the Partnership's business which, by way of illustration, but not by way of limitation, shall include the rights, authority and powers specified in Paragraph 8.3.2 of this Agreement. In the management of Partnership business, the General Partner may delegate duties to such persons as the General Partner may deem appropriate.

        8.3.2  SPECIFIC POWERS OF GENERAL PARTNER.

           8.3.2.1 ACQUIRE, MANAGE AND SELL PROPERTY. To the extent reasonably necessary to achieve the Partnership's objectives, to acquire, hold and dispose of any personal or real property or interests therein, at such price for cash or securities or other property, and upon terms, as the General Partner, in its sole discretion, deems to be in the best interests of the Partnership.

           8.3.2.2 MANAGE PROPERTY ASSETS. To manage, operate and develop any Partnership asset or investment, and to enter into leases, servicing agreements, marketing agreements, consulting agreements,

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           operating agreements, joint ventures or other contracts with such persons with respect to assets and investments acquired by the Partnership, containing such terms, provisions and conditions as the General Partner shall approve. No person doing business or dealing with the Partnership shall be required to inquire into the authority of the General Partner to take any action or make any decisions.

           8.3.2.3 BORROW. To borrow money and, if security is required therefor, to subject any Partnership property to any security device, to obtain replacements of any security device, and to prepay, in whole or in part, refinance, increase, modify, consolidate or extend any mortgage or other security device, all of the foregoing on such terms and in such amounts as the General Partner, in its sole discretion, deems to be in the best interests of the Partnership.

           8.3.2.4 CONTRACT FOR INSURANCE. To acquire and enter into any contract for insurance, or have the Partnership named as on additional insured, which the General Partner deems necessary or appropriate for the protection of the Partnership and the General Partner, for the conservation of Partnership assets, or for any purpose convenient or beneficial to the Partnership.

           8.3.2.5 EMPLOY PERSONS AND SERVICES. To employ persons in the operation and management of the business of the Partnership, including, but not limited to, supervisory managing agents, accountants, bookkeepers, attorneys, insurance brokers, real estate brokers and loan brokers, on such terms and for such compensation as the General Partner shall determine, subject, however, to the limitations with respect thereto as specified in Section 8.3 of this Agreement.

           8.3.2.6 PREPARE REPORTS. To prepare or cause to be prepared reports, statements and other relevant information for distribution to the Limited Partners required by the provisions of the California Revised Limited Partnership Act and the California Corporate Securities Law of 1968.

           8.3.2.7 MAINTAIN BANK ACCOUNTS. To open accounts and deposit and maintain funds in the name of the Partnership in banks or savings and loan associations; provided, however, the Partnership's funds shall not be commingled with the funds of any other person.

           8.3.2.8 TAX ELECTIONS. To cause the Partnership to make or revoke any elections pursuant to federal or state tax laws as the General Partner, in its discretion, deems to be in the best interest of the Partnership.

           8.3.2.9 SELECTING ACCOUNTING METHOD AND YEAR. To select as the Partnership's accounting year a calendar year or such fiscal year as approved by the Internal Revenue Service, and to determine the appropriate accounting method or methods to be used by the Partnership. The Partnership intends, initially, to utilize the accrual method of accounting in maintaining the Partnership's books and records and to report on the basis of a calendar year.

           8.3.2.10 SELL UNITS. To offer and sell Units directly or through finders, wholesalers, agents or Broker/Dealers; provided, however, such persons shall be Broker/Dealers licensed with the National Association of Securities Dealers, Inc. or shall be otherwise Registered Representatives, to persons who make the requisite Capital Contributions, and to admit such persons as Limited Partners.

           8.3.2.11 PURCHASE UNITS FOR OWN ACCOUNT. To purchase Units for the General Partner's account for investment. If the General Partner, also, is a Limited Partner, then the interests, rights and obligations of the General Partner as the General Partner and as a Limited Partner at all times shall be kept separate and distinct.

           8.3.2.12 TEMPORARY REFUSAL TO TRANSFER UNITS. To temporarily refuse to transfer a Limited Partner's interest in the Partnership if such transfer would result in a sale or exchange of more than 50% of the Partnership's capital and profits within a 12 month period.

           8.3.2.13 COMPROMISE AND SETTLE CLAIMS. To compromise, arbitrate or otherwise adjust claims in favor of or against the Partnership and to commence or defend litigation with respect to the Partnership or any assets of the Partnership as the General Partner may deem advisable, all or any of the above matters being at the expense of the Partnership; and to satisfy any judgment, decree, decision or settlement first, out of any insurance proceeds available therefor, and then out of Partnership assets and income.

           8.3.2.14 CONTRACT WITH AFFILIATES. The General Partner may contract on behalf of the Partnership with Affiliates of the General Partner or the Partnership, to provide services or materials for the Partnership, such as management, maintenance, executive, accounting, collection, servicing, aging, brokerage, or other services; provided, however, the fees to be paid therefor and the terms and conditions thereof will not be less favorable to the Partnership than those which could be reasonably obtained by the Partnership from equally qualified but unaffiliated persons; provided, further, however, such contracts must satisfy the requirements of Rules 260.140.125, 260.140.125.1, 260.140.126, 260.140.127.1 and 260.140.127.2 of the Commissioner
of Corporations of the State of California.

           8.3.2.15 NON-RECOURSE CONTRACTS. To require in all Partnership contracts that the General Partner shall not have any personal liability thereon, but that the person contracting with the Partnership is to look solely to the Partnership and the Partnership's assets for satisfaction.

           8.3.2.16 AMEND PARTNERSHIP AGREEMENT. To amend this Agreement after obtaining a Majority Vote (i) to carry out the business and purpose of the Partnership; (ii) to add to the representations, duties or obligations of the General Partner or surrender any right or power granted to the General Partner in this Agreement, for the benefit of the Limited Partners; and (iii) to cure any ambiguity, to correct or supplement any provision of this Agreement that may be inconsistent with any other provision in this Agreement or to add any other provision with respect to matters or questions occurring pursuant to the provisions of this Agreement that will not be inconsistent with the provisions of this Agreement.

           8.3.2.17 EXECUTION OF DOCUMENTS. To execute, acknowledge and deliver any and all instruments to effectuate the foregoing, and to take all such action in connection therewith as the General Partner shall deem necessary or appropriate.

           8.3.2.18 INVEST PRIOR TO ACQUISITION. To invest the Gross Proceeds or Net Proceeds temporarily prior to the purchase of assets in short term, highly liquid investments where there is appropriate safety of principal such as bank money market accounts, U.S. Treasury Bonds or Bills or similar investments. Any Net Proceeds not invested within 2 years from the date of effectiveness of the qualification of the Units (except for necessary operating capital) shall be distributed pro rata to the Partners as a return of capital.

           8.3.2.19 PERFORM OTHER ACTS. To perform any and all other acts or activities customary or incident to the business of the Partnership.

        8.3.3 DUTIES AND RESPONSIBILITIES OF THE GENERAL PARTNER. The General Partner shall have fiduciary responsibility for the safe keeping and use of all funds and assets of the Partnership, whether or not in the General Partner's possession on control, and the General Partner shall not employ, or permit any other person to employ such funds or assets in any manner except for the exclusive benefit of the Partnership. The General Partner shall devote only such time to the Partnership as the General Partner, in its discretion, determines to be reasonably required for the efficient conduct of the affairs of the Partnership, but nothing specified in this Agreement shall preclude the General Partner from engaging in or possessing an interest in other business ventures of every nature and description, and neither the Partnership nor the Limited Partners shall have any interest, by virtue of this Agreement, in any such other business ventures or the income or profits derived therefrom. In addition, nothing specified in this Agreement, except the provisions of Subparagraph
8.3.2.14 of this Agreement, shall preclude the employment of any agent, third party or Affiliate of the General Partner to manage or provide other services in respect of the Partnership's properties or business subject to the control of the General Partner. The General Partner, in all instances, shall retain general control over and continue to supervise generally the day to day operations of the Partnership's properties and business and, in this connection, the General Partner shall provide, furnish and perform, in a good faith, diligent and efficient manner, all normal and customary business and administrative duties and services necessary to conduct the Partnership's business in an expeditious and economical manner.

           8.3.3.1 OWNERSHIP OF PROPERTY. The General Partner shall take such steps as are necessary, in its best judgment, to acquire ownership to any property acquired by the Partnership, acceptable for the purposes of the Partnership.

           8.3.3.2 FILINGS. The General Partner shall be responsible for filing a Certificate of Limited Partnership and a Fictitious Business Name Statement and any required amendments thereto.

           8.3.3.3 NET WORTH. The General Partner (i) will use its best efforts at all times to maintain a net worth in excess of the total amount that could reasonably be expected to be demanded from it by creditors of all partnerships of which it is a general partner; (ii) will hold its interest in the Partnership for its own account; and (iii) will not agree to act as a nominee or agent of a limited partner except as set forth in the partnership agreements for the partnerships of which it is or may hereafter become a general partner.

           8.3.3.4 TAX MATTERS PARTNER. The Partners do hereby appoint Performance Development, Inc., the General Partner, to act as the "Tax Matters Partner," as described in the Tax Equity and Fiscal Responsibility Act of 1982.

     8.4 LIMITATIONS ON GENERAL PARTNER'S AUTHORITY. Subject to the provisions of this Agreement, the General Partner shall have all the rights and powers and be subject to all the responsibilities and the liabilities of a partner in a partnership without limited partners, except that neither the General Partner nor any of its Affiliates shall have the authority to:

        8.4.1 ALTER PURPOSE OF PARTNERSHIP. Alter the primary purpose of the Partnership as specified in Article I of this Agreement.

        8.4.2 ACTS IN CONTRAVENTION OF THIS AGREEMENT. Do any act in contravention of this Agreement or any separate Certificate of Limited Partnership or enter into any reciprocal business arrangement which could circumvent any of the restrictions specified in this Agreement.

        8.4.3 HINDER THE PROVISIONS OF THIS AGREEMENT. Do any act which would make it impossible to carry on the ordinary business of the Partnership as provided in this Agreement.

        8.4.4 POSSESS PARTNERSHIP PROPERTY. To possess Partnership property or assign the rights of the Partnership in specific property other than for a Partnership purpose.

        8.4.5 ADMIT PERSONS CONTRARY TO THIS AGREEMENT. Admit a person as a Limited Partner except as otherwise provided in this Agreement.

        8.4.6 CONTINUE PARTNERSHIP AFTER LEGAL TERMINATION. Enter into contracts with the Partnership which would obligate the Partnership after the death, retirement, expulsion, insanity, adjudication of bankruptcy or insolvency, dissolution or other termination of existence of the General Partner, or to continue business with the Partnership's assets after the occurrence of such event.

        8.4.7 CONFESSIONS OF JUDGMENTS. Confess a judgment against the Partnership in connection with any threatened or pending legal action.

        8.4.8 ADMISSION OF GENERAL PARTNER. Admit a person as a general partner of the Partnership, except with the consent of the Limited Partners as specified in this Agreement.

        8.4.9 USE OF PARTNERSHIP ASSETS. Employ or permit to employ the funds or assets of the Partnership in any manner, except for the exclusive benefit of the Partnership.

        8.4.10 CREATION OF LIABILITY OF LIMITED PARTNERS. Perform any act (other than an act required by this Agreement or any act taken in good faith upon counsel's opinion) which would, at the time such act occurred, subject any Limited Partner to liability as a general partner in any jurisdiction.

        8.4.11 REDEMPTION OF UNITS. Redeem or repurchase Units, except when the General Partner determines such redemption or repurchase is in the best interests of the Partnership and would not impair the capital of the Partnership or the operation of the Partnership's business.

        8.4.12 TAXATION AS A CORPORATION. Perform any act that would cause the Partnership to become an association taxable as a corporation for federal income tax purposes.

        8.4.13 PARTNERSHIP LOAN. Lend Partnership funds to the General Partner or an Affiliate of the General Partner.

        8.4.14 INTEREST OF CREDITOR IN PARTNERSHIP. Incur any non-recourse indebtedness pursuant to which the lender will have or acquire, at any time as a result of making extending that indebtedness, any direct or indirect interest in the profit, capital or property of the Partnership other than as a secured creditor.

        8.4.15 COMMINGLING OF PARTNERSHIP FUNDS. Commingle the Partnership funds with funds of any other person.

        8.4.16 EXCHANGE OF PARTNERSHIP INTERESTS. Acquire property on behalf of the Partnership in exchange for Units or other interests in the Partnership to the Partners.

        8.4.17 INVESTMENTS IN OTHER PROGRAMS. Invest in limited partnership interests of other programs; provided, however, nothing herein shall preclude the General Partner from investing in partnerships (general or limited) or joint ventures which own, operate, service, manage and collect assets similar to those acquired by the Partnership, provided duplicate management and other fees shall not be charged. Joint venture investments between investment programs affiliated with the Partnership shall be permitted if those investment programs have (i) comparable investment objectives, (ii) substantially identical sponsor compensation programs, and (iii) the affiliated investment programs each invest on substantially the same terms and conditions. Before investing in any such affiliated investment program, the General Partner shall make adequate disclosure of the risks involved in any such investment.

     8.5  LIABILITY OF THE GENERAL PARTNER.

        8.5.1 FRAUD, BAD FAITH OR GROSS MISCONDUCT. Except when any loss to the Limited Partners is caused by fraud, bad faith, gross misconduct, gross negligence or a breach of fiduciary duty by the General Partner (or any employee, Affiliate, officer or director of the General Partner), it is expressly agreed that the General Partner (or any employee, Affiliate, officer or director of the General Partner) shall not be personally liable for the return of the capital or any other contributions of the Limited Partners, or any portion thereof, but on the contrary, that any such return shall be made solely from the Partnership's assets. However, to be held harmless from any loss or liability suffered by the Partnership, all of the following conditions must be satisfied:

             (1) the General Partner has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Partnership;

             (2) such liability or loss was not the result of gross negligence or gross misconduct by the General Partner; and

             (3) such indemnification or agreement to hold harmless is
                 recoverable only out of assets of the Partnership and not from the Limited Partners.

        8.5.2 SECURITIES LAWS. The General Partner and its Affiliates will not be indemnified for any liability imposed by judgment, and costs associated therewith, including attorneys' fees, occurring because of a violation of state or federal securities laws associated with the offer and sale of the Units. The parties seeking indemnification shall apprise the court of the positions of the Securities and Exchange Commission and the State of California Commissioner of Corporations with respect to indemnification for securities laws violations before seeking court approval. Indemnification will be allowed for settlements and related expenses of lawsuits alleging securities violations, and for expenses incurred in successfully defending such lawsuits, provided a court either:

             (1) approves the settlement and finds that indemnification of the settlement and related expenses should be made, or

             (2) approves indemnification of litigation costs if a successful defense is made.

        8.5.3 PROPER USE OF ASSETS. The General Partner shall have fiduciary responsibilities to the Limited Partners for the safekeeping and proper use of all assets of the Partnership whether or not such assets are in the immediate possession or control of the General Partner.

     8.6  REMOVAL, RESIGNATION OR OTHER TERMINATION OF THE GENERAL PARTNER.

        8.6.1 REMOVING GENERAL PARTNER. Should the General Partner cease to be the General Partner of the Partnership by reason of the death, disability, bankruptcy, resignation or removal of the General Partner, any remaining General Partner of the Partnership, if there be one, shall continue to serve as the General Partner unless such General Partner shall resign or withdraw upon 90 days written notice to the Limited Partners (in which event the Limited Partners, pursuant to Section 9.3 of this Agreement, may elect a successor General Partner prior to the effective date of the resignation), or is removed as the General Partner upon the vote of the Limited Partners pursuant to Section
9.3 of this Agreement, in which event a successor General Partner may be selected by the Limited Partners pursuant to Section 9.3 of this Agreement.

        8.6.2 NOTICE OF EXPULSION. Upon the requisite vote to remove the General Partner (any Units held by the General Partner shall not be counted for the purposes of the voting procedure) as described in Paragraph 9.3.2(ii) of this Agreement, written notice of expulsion shall be served upon the General Partner by certified or registered mail, return receipt requested, or by personal service. Said notice shall specify the date upon which the expulsion is to become effective, which date shall be not less than 30 days after the service of said notice upon the General Partner.

        8.6.3 DUTIES AFTER EXPULSION. Upon receipt of the notice of expulsion, the General Partner shall cease to act as General Partner of the Partnership unless it is the sole General Partner of the Partnership; in which event the General Partner shall continue in the management of the Partnership's business until a successor General Partner is elected, but the General Partner shall enter into no contract except in the ordinary course of the Partnership's business.

        8.6.4 INTEREST IN PROFITS AND LOSSES. Removal, resignation or withdrawal of the General Partner shall not affect the interest of the General Partner in the profits and losses and in the distributions of the Partnership as specified in Article 6 of this Agreement. Such interest, in the event of the continuation of the business of the Partnership following removal of the General Partner, may be treated and continue to be treated in all respects as a Limited Partner's interest and the Certificate of Limited Partnership shall be amended accordingly.

        8.6.5 TERMINATION OF INTEREST. The provisions of this Article 8 notwithstanding, the Partnership may terminate the General Partner's interest in Partnership income, losses, distributions, and capital of the Partnership by payment of an amount equal to the then present fair market value of the General Partner's interest in said items determined by agreement of the General Partner and the other Partners, or, if they cannot agree, by arbitration in accordance with the then current rules of the American Arbitration Association. The expenses of arbitration shall be borne equally by the General Partner and the Partnership. The fair market value of the General Partner's interest shall be the amount the General Partner would receive upon dissolution and termination of the Partnership on the date of the terminating event and the assets of the Partnership were sold for their then fair market value without any compulsion on the part of the Partnership to sell such assets.

        8.6.6 PAYMENT FOR TERMINATED INTEREST. If the termination of the General Partner's interest is voluntary, the method of payment shall provide for a non-interest bearing note with principal payable, if at all, from distributions which the General Partner otherwise would have received pursuant to the Partnership Agreement had the General Partner's interest not terminated. Where the termination of the General Partner's interest is involuntary, the method of payment shall provide for an interest bearing promissory note coming due in 5 years with equal installments each year.

        8.6.7 STATUS OF UNITS AFTER REMOVAL. If the General Partner has been expelled or removed, resigns or withdraws, or had its interest as general partner of the Partnership terminated and owns any Units, such Units shall thereafter be held by the General Partner as a Limited Partner and the Certificate of Limited Partnership shall be amended accordingly.

        8.6.8 CHANGE OF PARTNERSHIP NAME. An expelled, retired or withdrawn General Partner may require the Partnership to change the Partnership's name to a name that does not include any words, trademarks or logos associated with the expelled, retired or withdrawn General Partner.

     8.7 ASSIGNMENT OF GENERAL PARTNER'S INTEREST. The General Partner may assign or encumber its right to receive distributions from the Partnership, or a portion thereof, without the consent of the Limited Partners. The General Partner, however, may not substitute any transferee as a substitute General Partner of the Partnership or assign any of such General Partner's duties and obligations created by the provisions of this Agreement without the approval of a Majority Vote.

9. LIMITED PARTNERS.

     9.1  ADMISSION OF LIMITED PARTNERS.

        9.1.1 MINIMUM OF UNITS. The Partnership intends to sell and issue 12,000 Units in exchange for Capital Contributions of $2,500 per each Unit in cash. Each person who acquires any Units shall be eligible to become a Limited Partner in the Partnership at such time as that person has:

             (i) purchased 4 or more Units, or less than 4 Units, if, in the discretion of the General Partner, purchases of less than the minimum purchase are permitted;

             (ii) submitted to the Partnership the sum of $2,500 in cash, check or money order for each Unit purchased;

             (iii) executed and filed with the General Partner a written instrument which sets forth an intention to become a Limited Partner and requests admission to the Partnership in that capacity, together with such other instruments as the General Partner may deem necessary or desirable to effect such admission, including the written acceptance and adoption by such person of the provisions of this Agreement, and the execution, acknowledgment and delivery to the General Partner of a special power of attorney, the form, style and content of which are more fully described herein; and

             (iv) obtained the consent of the General Partner to be admitted as a Limited Partner, which consent shall be within the absolute discretion of the General Partner. Such consent shall be given or refused by the Closing Date.

        9.1.2 ADMISSION INTO PARTNERSHIP. Purchasers shall be admitted as Limited Partners not later than 15 days after the release of their funds from impound, if the funds of the purchasers are impounded. Otherwise, purchasers shall be admitted as Limited Partners not later than the first day of the fiscal quarter following the date upon which the General Partner accepts their subscriptions.

        9.1.3 RELEASE OF PROCEEDS OF OFFERING. If 480 Units have been sold prior to the Closing Date, the proceeds of the Offering will be released to the Partnership on the date such 480 Units have been sold and a subscriber shall be deemed to have been admitted into the Partnership on such date.

        9.1.4 CONTINUED SALE OF UNITS. The Partnership may continue to sell Units until all 12,000 Units have been sold or until April 29, 1995, whichever occurs first.

        9.1.5 AMENDMENT OF AGREEMENT. The General Partner, when required, shall amend this Agreement and any separate Certificate of Limited Partnership filed for record to specify the admission of a person as a Limited Partner. The number of Units acquired by the Limited Partners and each Partner's respective ownership interest is set forth in Exhibit A which is attached hereto and incorporated herein by this reference.

     9.2  STATUS OF LIMITED PARTNERS.

        9.2.1 LIABILITY. A Limited Partner shall not be obligated by, or be personally liable for, the expenses, liabilities or obligations of the Partnership except to the extent of the Capital Contribution required to be made by such Limited Partner pursuant to the terms of this Agreement and any additional contribution to the capital of the Partnership actually made by such Limited Partner. A Partner is liable to return a distribution if, after the distribution, Partnership liabilities exceed the fair salable value of Partnership assets. However, nonrecourse liabilities and the assets which secure those liabilities, as well as liabilities owed to Partners on account of their interests in the Partnership, are excluded. Notwithstanding the above limitations, the Limited Partners hereby consent to such distributions in the event all Partnership debts (other than debts owing to the Partners) have been paid or provided for adequately.

        9.2.2 NONASSESSABILITY. Each Unit shall be paid completely and nonassessable, when issued.

     9.3  RIGHTS, POWERS AND VOTING RIGHTS OF THE LIMITED PARTNERS.

        9.3.1 MANAGEMENT. Limited Partners shall take no part in or interfere in any manner with the control, conduct or operation of the Partnership and shall have no right or authority to act for or obligate the Partnership.

        9.3.2 VOTING RIGHTS. The provisions of this Agreement notwithstanding, without the necessity for concurrence by the General Partner, a Majority Vote may:

             (i) amend this Agreement;

             (ii) remove the General Partner;

             (iii) elect a new General Partner;

             (iv) approve or disapprove the sale of all or substantially all of the assets of the Partnership; and

             (v) dissolve the Partnership.

           9.3.2.1 AMENDMENT OF AGREEMENT BY GENERAL PARTNER. Without the concurrence of a Majority Vote, the General Partner may not amend this Agreement except for those amendments which do not affect the rights of Limited Partners, retire as the General Partner, appoint a new General Partner, sell all or substantially all of the assets of the Partnership or dissolve the Partnership.

           9.3.2.2 RESTRICTION ON RIGHT OF LIMITED PARTNERS. A Majority Vote may not modify this Agreement with respect to the compensation or distributions to which the General Partner is entitled or which affects the duties of the General Partner except with the consent of the General Partner, except as provided in Paragraph 8.6.4 of this Agreement.

        9.3.3 MAJORITY VOTE. All matters upon which the Limited Partners may vote shall require, and the term "Majority Vote" shall mean, the vote or written consent of 50% or more of all issued Units held by the Limited Partners. Each Limited Partner shall be entitled to cast one vote for each Unit which such Limited Partner owns.

        9.3.4  PROCEDURE FOR VOTING.

           9.3.4.1 NOTICE OF MEETING. The General Partner, at any time, may call a meeting or a vote without a meeting of the Limited Partners, and shall call for such meeting or vote and give written notice thereof within 10 days of such call and such meeting must be held not less than 15 nor more than 60 days following receipt of written request therefor by Limited Partners holding at least 10% or more of the Units. The General Partner shall mail, postage-paid, written notice of any such meeting or vote to all Partners of record as of the date of mailing and to the most recent addresses shown on the records of the Partnership, which notice shall include a detailed statement of the action proposed, including a verbatim statement of the wording of any resolution proposed for adoption by the Limited Partners and of any proposed amendment to this Agreement and the General Partner's recommendation with respect to any matters that are to be voted on. The General Partner shall provide for proxies or written consents which specify a choice between approval and disapproval of each matter to be acted upon at the meeting. Notice given in the foregoing manner shall be deemed complete 48 hours after that notice's deposit by the General Partner in any regular United States Postal Service depository. All expenses of the meeting or vote and of notice thereof shall be paid by the Partnership. For a valid Partnership meeting and quorum there must be in attendance, by person or by proxy, Limited Partners holding a majority of the Units. Should there be a failure to have such a quorum at any meeting, then that meeting shall be re-scheduled by those Limited Partners originally in attendance at that adjourned meeting, for a date certain and the General Partner shall notify those Limited Partners not in attendance at that adjourned meeting of the new time, day and place. When obtaining a written vote on any matter to be voted on without a meeting, a failure to respond within a specified time, but not less than 10 days, shall constitute a vote of approval of the General Partner's recommendation with respect thereto.

           9.3.4.2 ONE VOTE PER UNIT. A Limited Partner shall be entitled to cast one vote for each Unit which that Limited Partner owns (i) at a meeting, in person, by written proxy or by a signed writing directing the manner in which that Limited Partner desires that his vote be cast; or (ii) without a meeting, by a signed writing directing the manner in which that Limited Partner desires that his vote be cast which proxy or writing must be received by the General Partner prior to the date upon which the votes of Limited Partners of record as of the date of such meeting or vote shall be counted. The General Partner shall not be entitled to vote except to the extent the General Partner also owns Unit(s) as a Limited Partner. The laws of the State of California pertaining to the validity and use of corporate proxies shall govern the validity and use of proxies given by Limited Partners.

           9.3.4.3 LIMITATIONS OF VOTING RIGHTS. No Limited Partner shall have the right or power to:

             (i) Withdraw or reduce his contribution to the capital of the Partnership except as a result of the dissolution of the Partnership or as otherwise provided by law;

             (ii) Bring an action for partition against the Partnership;

             (iii) Cause the termination and dissolution of the Partnership by court decree or otherwise, except as set forth in this Agreement; or

             (iv) Demand or receive property other than cash in return for that Limited Partner's Capital Contribution. Except as provided in this Agreement, no Limited Partner shall have priority over any other Limited Partner either as to the return of Capital Contributions or as to income, gains, losses, deductions, credits or distributions. Other than upon the termination and dissolution of the Partnership as provided by this Agreement, there has been no time agreed upon when the Capital Contribution of each Limited Partner is to be returned. This Agreement may not be amended without the consent of the Partner to be adversely affected by any amendment which would:

                (a) convert a Limited Partner to a General Partner of the Partnership;

                (b) modify the limited liability of a Limited Partner;

                (c) alter the interest of a General Partner or the Limited Partners in the income, gains, losses, deductions, credits or distributions of the Partnership; or

                (d) affect the status of the Partnership as a partnership for federal income tax purposes.

     9.4  ASSIGNMENT OF UNITS.

        9.4.1 RIGHT TO ASSIGN. Subject to the provisions of this Section 9.4, Limited Partners shall have the right to assign one or more Units owned by the Limited Partners by a duly executed and acknowledged written instrument of assignment in a form satisfactory to the General Partner, the terms of which are not in contravention of any of the provisions of this Agreement. However, the General Partner shall have the right to refuse to allow any such assignment if, in the opinion of counsel to the Partnership, such assignment would jeopardize the tax status of the Partnership; and any and all expenses incurred regarding that opinion of counsel shall be paid by the General Partner. A Limited Partner shall notify the General Partner within 30 days of any assignment or transfer by operation of law of a beneficial interest in any Units which occurs without a transfer of record ownership.

        9.4.2 ASSIGNMENTS TO NON-CALIFORNIA RESIDENTS. In no event shall any Unit be assigned to a non-resident of the State of California for a period of at least 9 months from the date that the offering of the Units has terminated.

        9.4.3 QUALIFICATION OF ASSIGNEE. An Assignee shall satisfy the suitability standards applied to an original subscriber to the Partnership. However, such suitability standards shall not apply to any Assignee receiving Units by gift or by operation of law, except when the assigned Units are subject to a liability owed to the Partnership or to a third party.

        9.4.4 DEATH, INCOMPETENCY, BANKRUPTCY OR DISSOLUTION OF A LIMITED PARTNER. The death, incompetency, bankruptcy or dissolution of a Limited Partner shall not terminate the Partnership. Upon the death, incompetency or dissolution of a Limited Partner, the personal representative or successor of such Limited Partner shall have all the rights of the Limited Partner in the Partnership to the extent of such Limited Partner's interest therein, subject to the terms and conditions of this Agreement; and the estate or successor in interest of such Limited Partner shall be liable for all of such Limited Partner's liabilities as a Limited Partner, as well as the execution of all documents required to effect the substitution of such Limited Partner's estate or successor in interest as a Substituted Limited Partner. Such Limited Partner's estate or successor in interest, at such time as such successor in interest is legally recognized as the owner of such Limited Partner's interest, shall be a Substituted Limited Partner without the necessity of complying with the provisions of Section 9.5 of this Agreement. However, during probate of a deceased Limited Partner's estate and if the Partnership interest of such deceased Limited Partner is subject to such probate, then during probate such successor in interest shall be treated as an Assignee and not a Substituted Limited Partner, but only until such time as probate closes by evidence satisfactory to the General Partner.

        9.4.5 DISTRIBUTIONS. An Assignee shall have no rights as a Limited Partner, but shall be entitled to receive allocations from the Partnership attributable to the Units acquired by reason of such assignment from and after the effective date of the assignment of such Units to such Assignee. However, the provisions of this Agreement notwithstanding, the Partnership and the General Partner shall be entitled to treat the assignor of such Units as the absolute owner thereof in an respects and shall incur no liability for allocations of income, gains, losses, deductions, credits, distributions or transmittal of reports and notices required to be given to the Limited Partners, which are made in good faith to such assignor prior to such time as the written instrument of assignment has been received by the General Partner and recorded on the books of the Partnership, or prior to the effective date of such assignment. The effective date of such assignment of Units, on which the Assignee shall be deemed an Assignee of record, shall be the first day of the first complete fiscal quarter following the later of (i) the date set forth on the written instrument of assignment (unless the date set forth in that written instrument of assignment is the first day of the fiscal quarter in which event that date shall be the effective date) or (ii) the date on which the Partnership has actual notice of the assignment. The allocations and distributions attributable to the Partnership interest acquired by reason of such assignment shall be divided among and allocated between the assignor and Assignee of such interest in proportion to the number of fiscal quarters that each is recognized by the Partnership as the owner of the transferred Units, based upon the effective date of the assignment of such interest.

        9.4.6 OBLIGATIONS OF A LIMITED PARTNER. An assignment of Units by a Limited Partner, including assignments of all or less than all rights specified in this Agreement, shall not relieve the transferor of his duties and obligations specified in this Agreement, whether occurring prior to or subsequent to such assignment.

     9.5 SUBSTITUTED LIMITED PARTNERS. A Substituted Limited Partner shall have the rights and powers, and shall be subject to all the restrictions and liabilities, of the respective assignor, except those liabilities of which that Substituted Limited Partner was ignorant at the time that Substituted Limited Partner became a Limited Partner and which could not be ascertained from this Agreement or from the Certificate of Limited Partnership.

        9.5.1 CONDITIONS OF SUBSTITUTION. A Limited Partner may designate an Assignee as a Substituted Limited Partner, but no Assignee shall have the right to become a Substituted Limited Partner in place of the respective assignor unless all of the following conditions are first satisfied:

           9.5.1.1 WRITTEN ASSIGNMENT. A duly executed and acknowledged written instrument of assignment shall have been filed with the Partnership, which instrument shall set forth the name of the assignor; the name, address and social security or identification number of the Assignee; the details of the assignment; the number of Units being assigned and the intention of the assignor that the Assignee become a Substituted Limited Partner in the assignor's place and stead to the extent of the assigned Units.

           9.5.1.2 FRACTIONAL UNITS. No part of the Partnership interest being acquired by the Assignee consists of less than 1 Unit.

           9.5.1.3 INSTRUMENTS OF SUBSTITUTION. The assignor and Assignee shall have executed and acknowledged such instruments as the General Partner may deem necessary or desirable to effect such substitution including, without limitation, the written acceptance and adoption by the Assignee of the provisions of this Agreement, as amended, and the Assignee's execution, acknowledgment and delivery to the General Partner of a special power of attorney, the form and content of which are described more completely in Article 13 of this Agreement.

           9.5.1.4 COMPLIANCE WITH SECURITIES LAWS. The assignment is effected in compliance with all applicable state and federal securities laws as evidenced by an opinion of counsel satisfactory to the General Partner; and any and all expenses incurred regarding that opinion of counsel shall be paid by the General Partner.

           9.5.1.5 CONSENT OF A GENERAL PARTNER. The written consent of the General Partner to such substitution shall have been obtained, the granting or denial of which shall be only in accordance with the provisions of Paragraph
9.4.1 of this Agreement.

           9.5.1.6 ASSIGNMENT FEE. An assignment fee shall have been paid to the Partnership, which shall be equal to $150.

        9.5.2 COMMENT TO FUTURE SUBSTITUTED LIMITED PARTNERS. By executing or adopting this Agreement, each Limited Partner hereby consents to the admission of additional or Substituted Limited Partners by the General Partner and to any Assignee becoming a Substituted Limited Partner.

        9.5.3 AMENDMENT OF CERTIFICATE. An Assignee will become a Substituted Limited Partner when this Agreement or a separate Certificate of Limited Partnership is appropriately amended and filed in accordance with the provisions of the California Revised Limited Partnership Act. The General Partner, at least once each calendar quarter, shall cause this Agreement or any separate Certificate of Limited Partnership to be amended to specify the admission or substitution of Limited Partners.

     9.6 COMPLIANCE WITH SECURITIES RULES ON TRANSFERS. No assignment, sale, transfer, exchange or other disposition of any Units may be made, except in compliance with the then applicable rules of all appropriate governmental authorities.

     9.7 VOID ASSIGNMENTS. Any assignment, sale, exchange or other transfer in contravention of any of the provisions of this Article 9 shall be void and ineffectual, and shall not obligate, or be recognized by, the General Partner or the Partnership.

10. BOOKS, RECORDS, ACCOUNTING AND REPORTS.

     10.1 RECORDS. The General Partner shall keep at its office in California the following Partnership documents:

          (i) A current list of the complete name and last known business or residence address of each Partner, together with the contribution and share in profits and losses of each Partner;

          (ii) A copy of the Certificate of Limited Partnership and all certificates of amendment and executed copies of any powers of attorney pursuant to which any certificate has been executed;

          (iii) Copies of the Partnership's federal, state and local income tax or informational returns and reports, if any, for the 6 most recent years;

          (iv) Copies of the original copy of this Agreement and all amendments to this Agreement;

          (v) Financial statements of the Partnership for the 6 most recent years; and

          (vi) The Partnership's books and records as those books and records relate to the internal affairs of the Partnership for at least the current and 3 most recent years.

     10.2  DELIVERY TO LIMITED PARTNER AND INSPECTION.

          (i) Upon the request of a Limited Partner, the General Partner shall deliver promptly to the requesting Limited Partner, at the expense of the Partnership, a copy of the information to be maintained required by the provisions of subsections (i), (ii) and (iv) of Section 10.1 of this Agreement.

          (ii) Each Limited Partner has the right, upon reasonable request, to each of the following:

             (a) inspect and copy during normal business hours any of the Partnership records required to be maintained by Section 10.1 of this Agreement and such Limited Partner shall pay the Partnership a reasonable charge for any and all copy work; and

             (b) obtain from the General Partner, promptly after becoming available, a copy of the Partnership's federal, state and local income tax or informational returns for each year.

          (iii) The General Partner shall send to each Partner within 75 days after the end of each year, the information necessary for that Partner to complete that Partner's federal and state income tax or informational returns, and if requested by a Limited Partner, there shall be included within that 75 day period a copy of the Partnership's federal, state and local income tax or informational returns for the year in which such request is made.

     10.3 ANNUAL REPORTS. The General Partner shall provide to the Limited Partners, within 120 days after the end of each fiscal year of the Partnership, a report containing:

          (i) A balance sheet for the Partnership as of the end of that year;

          (ii) A statement of income for the Partnership for that year;

          (iii) A statement of changes in financial position for the Partnership for that year;

          (iv) A statement of partners' equities in the Partnership; and

          (v) Other pertinent information regarding the Partnership and the activities of the Partnership during the period covered by that report.

     The information specified in items (i) through (iv), inclusive, above, shall be prepared in accordance with generally accepted accounting principles and accompanied by an auditor's opinion which may be materially qualified. In addition to that information, the General Partner shall provide to the Limited Partners an audited cash flow statement, a schedule of all distributions to the Limited Partners identifying the source of each, and a schedule of all compensation paid and distributions made to the General Partner, including a description of the services performed and identifying the source of each distribution, which information shall be provided not more than 120 days after the end of the Partnership's fiscal year.

     10.4 TAX ALLOCATIONS. To the extent permitted by law, (i) all income, gains and losses shall be allocated to the Partners to whom the revenues resulting in the realization of such income, gains or losses are allocated pursuant to Article 6 of this Agreement; (ii) all deductions and credits shall be located to the Partners charged with the expenditures causing such deductions or credits to occur; and (iii) all recapture of previously taken deductions or credits shall be allocated to the Partners to whom such deductions or credits were allocated. To the extent permitted by law, all items of tax preference for federal income tax purposes shall be allocated to the Partners credited with the revenues resulting in the realization of the income gains or loss causing such items of tax preference to occur or charged with the expenditure causing the deductions or credits to which such items of tax preference are attributable to occur. To the extent permitted by law, each Partner shall be entitled to that Partner's distributive share of Partnership income, gain, loss, deduction or credit, or items of tax preference in computing that Partner's taxable income or tax liability, to the exclusion of any other Partners of this Agreement.

     10.5 TAX ELECTIONS. Upon the assignment of all or part of a Limited Partner's interest in the Partnership or upon the death of an individual Limited Partner, or upon the distribution of any Partnership property to any Partner, the Partnership, at the General Partner's option, may file an election in accordance with applicable regulations, to cause the basis of the Partnership property to be adjusted for federal income tax purposes as provided by Sections 734, 743 and 754 of the Code; similar elections pursuant to the provisions of state and local income tax laws, at the General Partner's option, may be made.

     10.6 RECORDS OF ADJUSTED TAX BASIS. To the extent the General Partner is required to determine the adjusted tax basis of any Partnership property with respect to which the Code requires records of such adjusted tax basis be kept and maintained by the Limited Partners, the General Partner may request information regarding such adjusted tax basis from the Limited Partners, in writing, and the Limited Partners shall furnish such information to the General Partner no later than 30 days after said request is mailed by the General Partner.

     10.7 TAX RETURN. The General Partner, at the expense of the Partnership, shall cause income tax returns for the Partnership to be prepared and timely filed with the appropriate authorities.

     10.8 DEFENSE OF CERTAIN CLAIMS. The General Partner, at the expense of the Partnership, shall have the right to assume the defense of any claims made by the IRS to the extent that such claims occur because of or relate to the Partnership's business or investment activities, and in connection therewith, to retain and pay counsel chosen by the General Partner, in the General Partner's sole discretion. In no case, however, shall the Partnership be liable for any additional tax payable by a Partner or for any costs of separate counsel chosen by such Partner to represent such Partner with respect to any aspects of such defense.

     10.9 CAPITAL ACCOUNTS. The General Partner will maintain a separate capital account for each Partner which shall be credited with (i) such Partner's contributions to the capital of the Partnership and (ii) such Partner's allocable share of Partnership revenues, gains and income, and which shall be charged with (a) such Partner's allocable share of Partnership costs, expenses and losses and (b) the amount of any distributions made to such Partner. The books and records of the Partnership shall include such other separate and additional accounts for each Partner as shall be necessary to specify accurately the rights and interests of the Partners.

     10.10 SPECIAL REPORTS. The General Partner, at the expense of the Partnership, shall cause to be prepared and timely filed with the appropriate federal and state agencies all reports required to be filed with such agencies pursuant to the then current applicable laws, rules and regulations. Those reports shall be prepared on the accounting or reporting basis required by those appropriate regulatory agencies.

11. CERTAIN OPPORTUNITIES

     The General Partner, any Limited Partner, any Affiliate, any partner, shareholder, officer, director or employee thereof, or any person owning a legal or beneficial interest therein, may engage in or possess an interest in any other business or venture of every nature and description, independently or with others including those which may be the same as or similar to the Partnership's business and in direct competition with the Partnership. Neither the Partnership nor any Partner shall have any right, by virtue of this Agreement, in or to such independent ventures or the income or profits derived therefrom. Except when the General Partner has an overriding fiduciary obligation to the Partnership, the General Partner and its Affiliates will have no duty or obligation to submit to the Partnership any business opportunities which may come to them or be presented to any person in which they may be in any way interested, and the General Partner and its Affiliates shall have the right to take for their own accounts (individually or otherwise) or to recommend to others any such investment opportunity.

12. TERMINATION, LIQUIDATION AND DISSOLUTION OF THE PARTNERSHIP.

     12.1 TERMINATION. The Partnership shall be terminated and dissolved in accordance with the Act or upon the earliest to occur of the following:

          (i) The death, retirement (provided there has been 90 days prior written notice to the Limited Partners), expulsion, insanity, adjudication of bankruptcy or insolvency, or the dissolution of the General Partner unless any remaining general partners of the Partnership elect to continue the business of the Partnership;

          (ii) A vote pursuant to Section 9.3 of this Agreement to remove the General Partner, unless all of the Limited Partners elect a substitute general partner of the Partnership;

          (iii) A vote pursuant to Section 9.3 of this Agreement in favor of termination and dissolution of the Partnership;

          (iv) The expiration of the term of the Partnership; or

          (v) The sale of all or substantially all of the Partnership assets and the receipt of the final payment of the purchase price therefor.

     12.2 DISTRIBUTIONS. Upon the termination and dissolution of the Partnership for any reason, the General Partner (or a substituted general partner of the Partnership elected by a Majority Vote) shall take complete account of the Partnership's assets and liabilities and those assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent sufficient to pay the Partnership's obligations with respect thereto, shall be applied and distributed in the following order:

          (i) To the payment and discharge of all of the Partnership debts and liabilities to persons other than Partners (or former Partners) including the payment of promissory notes assigned and guaranteed by the Partnership and the expenses of liquidation;

          (ii) To the payment and discharge of any loans and advances made by Partners (or former Partners) to the Partnership;

          (iii) To the Partners in accordance with their respective Partnership interests to the extent of the positive balances in their respective capital accounts established pursuant to the provisions of Section 10.9 of this Agreement; and

          (iv) The balance of such proceeds, if any, shall be distributed to the Partners in accordance with their interests in the Partnership, except that if a Partner shall have a debit balance in that Partner's capital account, that Partner shall not receive distributions until the amount which would otherwise be distributed to that Partner is equal to the debit balance, after which that Partner shall then receive distributions in accordance with that Partner's interest in the Partnership, but that Partner shall not receive the amounts which were not distributed to that Partner because of such debit balance.

     12.3 NO RECOURSE AGAINST THE GENERAL PARTNER. Each Limited Partner shall have that Limited Partner's Capital Contribution returned only from the assets of the Partnership, and if the Partnership assets remaining after the payment or discharge of the debts and liabilities of the Partnership are insufficient to return that Capital Contribution, that Limited Partner shall have no recourse against the General Partner, any of its Affiliates, or any other Limited Partner.

     12.4 WAIVER OF RIGHT TO COURT DECREE OF DISSOLUTION. All Partners agree that irreparable damage would be done to the goodwill and reputation of the Partnership if any Partner should bring an action in court to divide the Partnership in any way other than as provided in this Agreement. Care has been taken in this Agreement to provide what the Partners determined are fair and just methods of liquidation of the interests of all Partners. Accordingly, each Partner hereby waives and renounces that Partner's rights to a court decree of dissolution, to seek the appointment by the court of a liquidator for the Partnership, to maintain an action for partition with respect to that Partner's undivided interest in the Partnership properties or to compel any sale of such properties.

     12.5 NOTICE OF DISSOLUTION. The General Partner shall cause (i) a Notice of Dissolution to be published in a newspaper of general circulation in each county where the Partnership business was regularly conducted and to be mailed to each of the Partnership's creditors, (ii) an affidavit of publication and of mailing to be filed with the appropriate County Clerk or Clerks within 30 days after the publication, and (iii) the Certificate of Limited Partnership to be canceled.

     12.6 GENERAL PARTNER'S DISCRETION. The winding up and dissolution of the Partnership's affairs and the liquidation and distribution of the Partnership's assets shall be conducted exclusively by the General Partner (or a trustee, if one is appointed), which is authorized to do any and all acts and things authorized by law for these purposes. Distributions in accordance with the provisions of this Section 12.6 or upon termination and dissolution of the Partnership will (i) constitute a complete return to the Partners of their interests in the profits of the Partnership and their Capital Contributions,
(ii) a final and complete distribution to the Partners of all their interests in the Partnership properties, and (iii) a final termination and settlement of any and all of the Partners' other interests in the Partnership.

     12.7 PURCHASE BY GENERAL PARTNER. The General Partner, if the General Partner so desires, may purchase Partnership properties upon liquidation of the Partnership at the greater of the highest bona fide independent offer received, or if no such offer is received, the market value thereof.

13. SPECIAL POWER OF ATTORNEY.

     13.1 EXECUTION OF SPECIAL POWER OF ATTORNEY. Concurrently with the execution or written acceptance and adoption of the provisions of this Agreement, each Limited Partner shall execute, acknowledge and deliver to the General Partner a special power of attorney in a form acceptable to the General Partner in which the General Partner is substituted and appointed as the attorney-in-fact for such Limited Partner, with power and authority to act in such Limited Partner's name and on such Limited Partner's behalf to execute, acknowledge and swear to in the execution, acknowledgment and filing of documents, which shall include, by way of illustration but not of limitation, the following:

          (i) This Agreement, any separate Certificate of Limited Partnership, Fictitious Business Name Statements, as well as any amendments to the foregoing which, pursuant to the laws of the State of California or the laws of any other jurisdiction, are required to be filed or which the General Partner deems it advisable to file;

          (ii) Any other instrument or document which may be required to be filed by the Partnership pursuant to the laws of any state or by any governmental agency, or which the General Partner deems advisable to file;

          (iii) Any instrument or document which may be required to effect the continuation of the Partnership, the admission of an additional or Substituted Limited Partner, or the dissolution and termination of the Partnership (provided such continuation, admission or dissolution and termination are in accordance with the terms of this Agreement), or to specify any reductions in the amounts of the Capital Contributions of the Limited Partners; and

          (iv) Any documents, including escrow instructions and amendments; loan documents, including promissory notes, guarantees, deeds of trust and other security agreements and mortgages; agreements to sell, purchase, lease, rent and exchange Partnership assets or any interests therein; contracts, including management contracts; and all other agreements and documents necessary to carry out and effectuate the business of the Partnership and the Partners.

     13.2 INCIDENTS OF SPECIAL POWER OF ATTORNEY. The power of attorney hereby granted by each Limited Partner to the General Partner shall be on the following terms and conditions.

        13.2.1 COUPLED WITH AN INTEREST. That power of attorney is a special power of attorney coupled with an interest, is irrevocable, shall survive the death or insanity (or, in the case of a Limited Partner that is a corporation, association, partnership, joint venture or trust, shall survive the merger, dissolution or other termination of the existence) of such Limited Partner; and is limited to those matters herein set forth.

        13.2.2 ACTION BY GENERAL PARTNER. That power of attorney may be exercised by the General Partner acting alone for each Limited Partner by a facsimile signature of the General Partner (or any one of its officers, employees or agents), or by listing all of the Limited Partners executing any instrument with a single signature of the General Partner (or any one of its officers, employees or agents) acting as attorney-in-fact for all of the Limited Partners.

        13.2.3 SURVIVAL OF ASSIGNMENT. That power of attorney shall survive an assignment by a Limited Partner of all or any portion of such Limited Partner's interest in the Partnership when an Assignee has been approved by the General Partner for admission to the Partnership as a Substituted Limited Partner, and that power of attorney shall survive such assignment for the sole purpose of enabling the General Partner to execute, acknowledge and file any instrument or document necessary to effect such substitution, as well as for the purposes set forth in Section 13.1 of this Agreement.

        13.2.4 ADDITIONAL ACTION. The power of attorney granted herein includes the authority to take any additional action which the General Partner shall consider necessary or convenient in connection with any of the powers granted to the General Partner pursuant to Article 8 of this Agreement, hereby giving the General Partner complete power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in and about the foregoing as completely as such Limited Partner might or could do if personally present, and hereby ratifying and confirming all that the General Partner shall lawfully do or cause to be done by virtue hereof.

     13.3 AUTHORITY OF THE GENERAL PARTNER. The General Partner shall be authorized to obligate the Partnership by the signature of any of the General Partner's officers alone, and a facsimile signature is as effective as an actual signature.

     13.4 ACKNOWLEDGEMENT BY LIMITED PARTNERS. Each of the Limited Partners is aware that the terms and conditions of this Agreement permit certain amendments of this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Partnership, in each case with the approval of less than all of the Limited Partners. Such actions include, without limitation, substitution of the General Partner. If, as and when (i) an amendment of this Agreement is proposed or an action is proposed to be taken or omitted by or with respect to the Partnership which requires, pursuant to the provisions of this Agreement, the approval of a specified percentage in interest (but less than all) of the Partners; (ii) Partners holding the percentage of interests in the Partnership specified in this Agreement as being required for such amendment or action have approved such amendment or action in the manner contemplated by this Agreement; and (iii) a Limited Partner has failed or refused to approve such amendment or action (hereinafter referred to as a "Non-Consenting Limited Partner"), each Non-Consenting Limited Partner agrees that each special attorney-in-fact specified above, with complete power of substitution, is hereby authorized, empowered and instructed to execute, acknowledge, make, swear to, verify, deliver, record, file and publish, for and on behalf of such Non-Consenting Limited Partner, and in such Non-Consenting Limited Partner's name, place and stead, any and all instruments and documents which may be necessary or appropriate to permit such amendment to be lawfully made or action lawfully taken or omitted. Each consenting Limited Partner and Non-Consenting Limited Partner is completely aware that such Limited Partner and each other Limited Partner have executed this special power of attorney, and that each Limited Partner will rely on the effectiveness of this special power of attorney with an anticipation of the orderly administration of the Partnership's affairs.

14. LIABILITY OF AND INDEMNIFICATION OF A GENERAL PARTNER.

     14.1 ACTION BY THIRD PARTIES. Except as provided in Section 8.5 of this Agreement, the General Partner shall not be liable to the Partnership or the Limited Partners, or any of them, for any failure of any third parties to comply with the obligations of those parties pursuant to any agreements; provided, however, the foregoing shall not apply if the General Partner was grossly negligent or failed to act in good faith in contracting with any such third party.

     14.2 ACTION INVOLVING GENERAL PARTNER. Except as provided in Section 8.5 of this Agreement, in any threatened, pending or completed action, lawsuit or proceeding to which the General Partner (including employees, Affiliates, officers or directors of the General Partner) was or is a party or is threatened to be made a party by reason of the fact that it is or was the General Partner (other than an action by or in the right of the Partnership), the Partnership shall indemnify the General Partner (including employees, Affiliates, officers or directors of the General Partner) against all costs and expenses, including attorneys' fees, costs of investigation, fines, judgments and amounts paid in settlement, actually and reasonably incurred by the General Partner (or such employee, Affiliates, officer or director) in connection with such action, lawsuit or proceeding if the General Partner (or such employee, Affiliates, officer or director) acted in good faith in a manner it reasonably believed to be in or not opposed to the best interests of the Partnership; provided, however, that the General Partner's conduct does not constitute negligence, misconduct, or a breach of fiduciary obligation to the Limited Partners and, in the case of a criminal proceeding, the General Partner had no reasonable cause to believe the General Partner's conduct was unlawful. The termination of any action, lawsuit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the General Partner (or such employee, Affiliate, officer or director) did not act in good faith and in a manner which the General Partner reasonably believed to be in or not opposed to the best interests of the Partnership or that the General Partner had reasonable cause to believe that the General Partner's conduct was unlawful. The General Partner (and the employees, Affiliates, officers or directors of the General Partner) shall not be indemnified by the Partnership with respect to any expense relating to any claim, issue or matter as to which such General Partner (or employee, Affiliate, officer or director of the General Partner) shall have been adjudged to be liable for negligence or misconduct.

     14.3 DEFENSE OF ACTION. Except as provided in Section 8.5 of this Agreement, to the extent that the General Partner (including any employees, Affiliates, officers or directors of the General Partner) has been successful on the merits or otherwise in defense of an action, suit or proceeding referred to in Sections 14.2 or 14.3 of this Agreement, or in defense of any claim, issue or matter therein, the Partnership shall indemnify the General Partner (or such employee, Affiliates, officer or director) against all costs and expenses, including attorneys' fees and costs of investigation, actually and reasonably incurred by it in connection therewith. An indemnification pursuant to the provisions of Sections 14.2 and 14.3 of this Agreement, unless ordered by a court, shall be made by the Partnership only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that indemnification of the General Partner (or such employee, Affiliates, officer or director) is proper in the circumstances because the General Partner has met the applicable standard of conduct set forth in Sections 14.2 and 14.3 above.

     14.4 SATISFACTION OF JUDGMENTS. Except as provided in Section 8.5 of this Agreement, all judgments against the Partnership and the General Partner, wherein the General Partner (including any employee, Affiliate, officer or director of the General Partner) is entitled to indemnification, must first be satisfied from Partnership assets before the General Partner is responsible for those judgments.

     14.5 RESTRICTION ON INDEMNIFICATION. Except as provided in Section 8.5 of this Agreement, notwithstanding Section 14.1 of this Agreement, the General Partner and any officer, Affiliate, director, employee, agent, subsidiary or assign of the General Partner or of the Partnership shall not be indemnified against any liability, cost, settlement, loss or damage incurred by the General Partner in connection with (i) any claim or settlement arising from or out of a violation of state or federal securities laws associated with the offer and sale of the Units by the General Partner or by any the other person unless (a) the General Partner or other persons seeking indemnification are successful in defending such action, and (b) such indemnification is specifically approved by a court of competent jurisdiction which shall have been advised as to the current positions of, both, the Securities and Exchange Commission and the State of California Commissioner of Corporations regarding indemnification for violations of securities laws before seeking court approval or (ii) any liability imposed by law, including liability for fraud, bad faith or negligence, and the provisions of Paragraph 8.5.1 of this Agreement have been satisfied by the General Partner.

     IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, INDEMNIFICATION FOR LIABILITIES OCCURRING PURSUANT TO THE SECURITIES ACT OF 1933 IS AGAINST PUBLIC POLICY AS EXPRESSED IN THAT ACT AND, THEREFORE, IS UNENFORCEABLE.

15. MISCELLANEOUS.

     15.1 COUNTERPARTS. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, obligating all Partners, notwithstanding that all of the Partners are not signatory to the original or the counterpart.

     15.2 SUCCESSORS AND ASSIGNS. The terms and provisions of this Agreement shall obligate and shall inure to the benefit of the successors and assigns of the respective Partners.

     15.3 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California.

     15.4 VOID PROVISION. In the event any part of this Agreement is declared by a court of competent jurisdiction to be void, such part shall be deemed severed from the remainder of the Agreement and the balance of the Agreement shall remain in effect.

     15.5 NOTICES. All notices pursuant to this Agreement shall be in writing and shall be given to the Partner entitled thereto by personal service or by certified or registered mail, return receipt requested, except that the notice of any meeting or the furnishing of any financial statement to the Partners may be done by regular mail. All notices sent by mail shall be posted to the address maintained by the Partnership for such person or at such other address as that person may verify in writing. Any notice pursuant to the provisions of this Agreement shall be deemed received after 24 hours from the date and time of postmark if such notice is deposited with the United States mail pursuant to the above (if mailed) or when personally received if the mail service is not used.

     15.6 CAPTIONS. Titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference. Such titles and captions in no way define, limit, extend or describe the scope of this Agreement nor the intent of any provision hereof.

     15.7 CONTEXT. Whenever required by the context hereof, the singular shall include the plural, and vice-versa; the masculine gender shall include the feminine and neuter genders, and vice-versa; and the word "person" shall include any natural person, partnership, estate, corporation, trust, cooperative, association or other legal entity.

     15.8 LEGEND. Any certificate, document or instrument evidencing any right or interest of any Partner shall bear such legend or legends as may be required to comply with applicable requirements of any governmental authority.

     15.9 FORCE MAJEURE. The General Partner shall not be liable for any loss or damage to Partnership property caused by strikes, labor troubles, riots, fires, blowouts, tornadoes, floods, earthquakes, acts of a public enemy, insurrections, acts of God, failure to carry out the provisions of this Agreement because of provisions of law or rules or regulations promulgated by any governmental agency or any demand or acquisition of any government, or from any other cause beyond the control of the General Partner.

     15.10 ATTORNEY'S FEES. In the event that any legal action is instituted between the parties occurring because of this Agreement, the prevailing party or parties therein shall be entitled to recover a reasonable allowance for that party's attorneys' fees and court expenses, to be fixed and determined by the court in which said action is filed.

     IN WITNESS WHEREOF, the General Partner and the Limited Partners have entered into and executed this Agreement effective the date the General Partner accepts the subscriptions of the Limited Partners.

General Partner:                                 Limited Partner:

Performance Development, Inc.,
a California corporation

By:
--------------------------------------------     --------------------------------------------